10. Insider Trading Policy OP Bancorp
Exhibit 19.1
I.POLICY AND PURPOSE
The Board of Directors of OP Bancorp has adopted this Insider Trading Policy (“Policy”) for our directors, officers, employees and consultants with respect to the trading of our securities, as well as the securities of other publicly traded companies with whom we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are in possession of material nonpublic information. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy.
II.PERSONS SUBJECT TO THE POLICY
This Policy applies to all officers of the OP Bancorp and its subsidiaries (collectively, the “Company”), all members of the Company’s board of directors and all employees. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to a person’s family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
III.TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.
IV.INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in the Company Securities while in possession of material nonpublic information. Each

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
individual is responsible for making sure that s/he complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
V.ADMINISTRATION OF THE POLICY
The Company’s Executive Vice-President and Chief Financial Officer shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Controller or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. The Compliance Officer shall consult with the Company’s legal counsel on an as needed basis. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review, except upon a resolution adopted by the board of directors.
VI.STATEMENT OF POLICY
Nonpublic information (as defined below) relating to the Company or its business is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the workplace, because of an individual’s employment or other relationship with the Company. Misuse of any material nonpublic information about the Company or its business in securities trading is also prohibited.
VII.GENERAL POLICY
Do not trade while in possession of material nonpublic information. From time to time, you may obtain material nonpublic information during your relationship with the Company. You may not buy, sell, or trade in any Company Securities at any time while you possess material nonpublic information concerning the Company. You must wait until any such material nonpublic information is released and has been public for at least two full trading days (a trading day is a day on which the stock market is open).

Pre-clear trades involving Company securities. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in Company Securities, you should pre-clear any transactions involving Company Securities that you intend to engage in with the Compliance Officer.

Do not give nonpublic information to others. You may not give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including family members, and may not make recommendations or express opinions about trading in Company Securities under any circumstances.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
Do not discuss Company information with the press, analysts, or other persons outside of the Company. Announcements of Company information is regulated by Company policy and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public, and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries from any third party about Company nonpublic information, you should notify the Compliance Officer or the Company’s Chief Executive Officer immediately.

Do not participate in Internet “chat rooms” (i.e., “blogging”) in which the Company is discussed. Directors, officers and employees of the Company may not participate in on-line dialogues (or similar activities) involving the Company or its respective business.

Do not use nonpublic information to trade in other companies’ securities. You may not trade in the securities of the Company’s customers, vendors, suppliers or other business partners (collectively, “Other Companies”) when you have material nonpublic information about that company which you obtained in the course of your employment by or association with the Company until the material nonpublic information becomes available to the public. You should treat material nonpublic information about Other Companies with the same care required with respect to information related directly to the Company.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
VIII.DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define in advance all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Prospective earnings results that are inconsistent with the consensus expectations of the investment community;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•Major marketing changes;
•A change in management;
•Regulatory issues that may have a material impact on the Company or its subsidiaries;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Restatement of financial statements;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Severe liquidity problems;
•The gain or loss of a significant customer;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•A cyber security breach or significant incident.

When Information is Considered Public. Information is considered “nonpublic information” if it has not been widely disseminated (e.g., by broadcast on widely available media, such as radio or television, through a press release or by a filing with the SEC). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the market with sufficient time to digest the information. Generally, information is considered fully absorbed by the market after the second full trading day following its public release. For example, if the Company announces after trading begins on a Monday, you should not trade in Company Securities until the opening of the market on Thursday. However, if the Company announces before trading begins on that Monday, the first time you can trade in Company Securities is the opening of the market on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
IX.TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for Family Members’ transactions and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
X.TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they are for your own account.
XI.TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
XII.TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Bona fide gifts are not subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while the officer, employee, or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of Company Securities occur during a blackout period.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
Transactions in mutual funds, ETFs, index funds, or hedge funds that are invested in Company Securities are not subject to this Policy.
XIII.POST-TERMINATION TRANSACTIONS
This Policy extends the restrictions even after an individual’s employment or service relationship with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” below, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. Special rules also apply to persons subject to Section 16 of the Exchange Act and who leave the Company or a subsidiary.
XIV.SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Speculative transactions. The Company’s directors, officers, and employees may not engage in any transactions that suggest they are speculating in Company’s Securities (that is, that they are trying to profit in short-term movements, either increases or decreases, in the stock price). The Company’s directors, officers, and employees may not engage in any short sale, or any equivalent transaction involving Company Securities. A short sale involves selling shares that a party does not own at a specified price with the expectation that the price will go down so that the party can buy the shares at a lower price before the party has to deliver them.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below captioned “Hedging Transactions”).

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including using financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore,

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions”).

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Selling Control Securities under SEC Rule 144: SEC Rule 144 provides a “safe harbor” exemption that allows affiliate of a company, such as directors, officers or significant shareholders, to publicly resell control securities without registration, provided certain conditions are met. Although control securities are not typically marked with a restrictive legend, their resale is subject to Rule 144 requirements to ensure transparency and prevent market manipulation. To qualify for the Rule 144 safe harbor exemption, insiders must meet the following conditions:
•Current Public Information: Adequate public information about the Company must be available.
•Volume Limitations: Sales within any three-month period must not exceed the greater 1% of the Company’s outstanding shares or the average weekly trading volume during the four weeks preceding the filing of Form 144.
•Manner of Sale: Transactions must be conducted through standard brokerage methods.
•Form 144 Filing: A Form 144 must be filed with the SEC if the proposed sale involves more than 5,000 shares or exceeds $50,000 in aggregate value within a three-month period.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
XV.SECTION 16 PROCEDURES FOR DIRECTORS AND EXECUTIVE OFFICERS
Directors and executive officers of the Company must report to the SEC all their holdings of and transactions in the Company’s equity securities and must disgorge to the Company any profits realized from buying and selling (or selling and buying) such securities within any six-month period. When a person first becomes an insider (i.e., a director or executive officer), a report of beneficial ownership of the Company’s equity securities must be filed on a Form 3 within 10 days of becoming an insider, while Form 4 reports changes in ownership before the end of the second business day following the transaction (except in the case of certain exempt transactions). All delinquent filings must be disclosed in the Company’s annual meeting proxy statement (with the delinquent individuals identified by name), and they can trigger monetary fines. An insider is generally deemed to be the owner of securities that are owned by a spouse or child living with the insider and may also be deemed to be the owner of securities held in a trust of which the insider is a trustee, settlor, or beneficiary or of securities owned by a corporation or other entity controlled by the insider. Furthermore, an insider is responsible for trading transactions in the Company’s common stock made from a discretionary account even though the insider does not make the investment decisions with regard to the account.

Profit disgorgement is required if an insider purchases and sells Company Securities within a six-month period and vice versa (i.e., sells within six months before buying). Any “profit”–measured as the difference between the prices of any two “matchable” transactions during the six-month period (i.e., the highest priced sale and the lowest priced purchase)–must be paid to the Company. The requirement is intentionally arbitrary and, subject to tightly defined regulatory exemptions, applies to all transactions within any six-month period regardless of whether the insider had inside information or, in fact, made a profit on an overall basis. This provision is aggressively enforced by a plaintiffs’ bar that monitors SEC filings.

Some transactions, such as the grant and exercise of stock options and the acquisition of securities under employee benefit plans, may be exempt from the purchase and sale triggers of the short-swing profit rules if procedural requirements established by SEC rules have been satisfied. Absent an exemption, the receipt of an option, the acquisition of securities through a benefit plan, or the acquisition of a derivative security related to the value of the Company’s common stock normally will be a purchase of the underlying security and could be matched against a sale. The Company’s stock option plans and equity plans are designed and administered in a manner to take advantage of these exemptions.

A retiring director or executive officer may be subject to profit recovery based on transactions occurring during the six months after they depart. If a director/executive officer purchases shares of the Company, resigns, and sells shares within six months after the purchase, liability may be imposed for any short-swing profit even though the individual is no longer a director/executive officer at the time of the sale.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
Dividend Reinvestments. The reinvestment of the Company cash dividends is considered a “purchase” under Section 16 and may trigger liability under Section 16(b), including potential profit disgorgement. Although SEC Rule 16a-11 provides an exemption for dividend reinvestments made under a qualifying plan from Section 16(a) and (b), the Company does not currently maintain such a plan. As a result, insiders may choose to enroll in dividend reinvestment programs through their brokers or the Company’s transfer agent, Computershare. These alternative arrangements are treated as open-market purchases and are subject to the following regulatory requirements:

•Section 16(a): Reporting obligations apply to each reinvestment transaction.
•Section 16(b): Transactions may be matched against any sale occurring within six months before or after the reinvestment, potentially triggering profit disgorgement.
•Rule 10b5-1 safe harbor: To qualify, insiders must avoid enrolling, modifying or terminating participation while in possession of material nonpublic information or during closed trading windows.

To ensure compliance, insiders must promptly notify the Company of their enrollment in, participation in dividend reinvestment activities through, and termination from any applicable programs, enabling the accurate and timely filing of Section 16(a) reports.

XVI.ADDITIONAL PROCEDURES
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. All directors and executive officers, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. The Compliance Officer himself or herself may not trade in Company securities unless the Chief Risk Officer has approved the trade(s) in accordance with the procedures set forth in this policy.

When a request for pre-clearance is made, the requestor should carefully consider whether s/he may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether s/he has effected any non-exempt “opposite-way” transactions within the past six months. The Compliance Officer will cause a Form 4 to

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
be prepared and filed on the requestor’s behalf with the SEC pursuant to Section 16 of the Securities and Exchange Act of 1934. The Form 4 is required to be filed on the second business day after the requestor’s transaction date. It is the requestor’s responsibility to notify the Compliance Officer of the transaction date.

Quarterly Trading Restrictions. All directors, executive officers, and the covered persons listed on Schedule A (referred to in this Policy as “Covered Persons”) subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning fifteen calendar days prior to the end of each fiscal quarter and ending on the second full business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the second full business day following the public release of the Company’s quarterly (or year-end) earnings and ending fifteen days prior to the close of the next fiscal quarter.

Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Preparation of Form 3s and Form 4s. The Company will prepare and file with the SEC Form 4s on behalf of the Company’s directors and executive officers. Sufficient notice of reportable transactions must be provided to the Company so that Form 4 is properly and timely filed with the SEC (i.e., 2 days after the purchase or sale). While the Company provides this service as accommodation to the directors and executive officers, it remains such a reporting person’s obligation to ensure the filings are properly and timely made.
A.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” set forth on Schedule B. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The Company requires that all Rule 10b5-1 Plans be approved in writing in advance by the Compliance Officer and the Company’s legal counsel.
XVII.Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. Pursuant to applicable law, the penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and up to twenty years in jail for each violation. You also can be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in Company’s Securities (“tippee liability”). Large penalties

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
have been imposed by federal securities regulators even when the disclosing person did not profit from the trading. Federal securities regulators, the stock exchanges, and the Financial Industry Regulatory Authority (FINRA) use sophisticated electronic surveillance techniques to uncover insider trading.

In addition, your failure to comply with this Policy may subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
XVIII.Company Assistance
Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer, who will if required also consult with the Company’s outside legal counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

XIX.Schedule A

COVERED PERSONS

Covered Persons/Positions
Members of the board of directors* Executive Officers* Executive Vice Presidents Senior Vice Presidents Employees of the Accounting and Treasury department
_______________
* As such term is defined by Section 16 of the Securities Exchange Act of 1934

10. Insider Trading Policy OP Bancorp
Exhibit 19.1

XX.Schedule B

Rule 10b5-1 Plan

Guidelines for Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
A.The following guidelines apply to all Rule 10b5-1 Plans:
B.You may not enter into, modify or terminate a trading program during a blackout period or while in possession of material nonpublic information.
C.All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.
D.If a Rule 10b5-1 Plan is terminated, you must wait at least 30 days before trading outside of the Rule 10b5-1 Plan.
E.If a trading program is terminated, you must wait until the commencement of the next Window Period (as defined in the Insider Trading Policy) before a new Rule 10b5-1 plan may be adopted.
F.You may not commence sales under a trading program until at least 30 days following the date of establishment of a trading program. Any modification of a trading program must not take effect for at least 30 days from the date of modification.
Each director and executive officer understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

10. Insider Trading Policy OP Bancorp
Exhibit 19.1
XXI.Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

OP BANCORP

INSIDER TRADING POLICY

CERTIFICATION
I certify that:
(i)I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
(ii)I will continue to comply with the Policy for as long as I am subject to the Policy.
(iii)I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other service relationship with the Company or any of its subsidiaries.

Print name: Signature: Date:

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